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As filed with the Securities and Exchange Commission on November 15, 2006

Registration No. 333-130478

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to
Form S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Venoco, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	77-0323555 (I.R.S. Employer Identification No.)

370 17th Street, Suite 2950
Denver, Colorado 80202-1370
(303) 626-8300
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Timothy Marquez
Chairman and Chief Executive Officer
370 17th Street, Suite 2950
Denver, Colorado 80202-1370
(303) 626-8300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
John Elofson, Esq. Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202-1500 (303) 892-9400	Seth R. Molay, P.C. J. Michael Chambers, Esq. Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 (713) 220-5800

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, par value $0.01 per share	$402,500,000	$43,068

(1)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$43,068
NASD filing fee	40,750
New York Stock Exchange listing fee	150,000
Printing expenses	600,000
Legal fees and expenses	900,000
Accounting fees and expenses	400,000
Engineering fees and expenses	300,000
Transfer agent fees	3,500
Blue sky fees and expenses	5,000
Miscellaneous	57,682

Total	$2,500,000

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys' fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article 10 of our certificate of incorporation generally provides that we will indemnify our directors and officers and certain other persons to the extent permitted by the DGCL. In addition, we have entered into an indemnification agreement with each of our directors, and an employment agreement with certain of our officers, pursuant to which we have agreed, in general, to indemnify those persons to the extent permitted by the DGCL.

        Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. We maintain policies insuring our and our subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

        As permitted by the DGCL, Article 9 of our certificate of incorporation eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:

  •
  for a breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions by the director not in good faith;

  •
  for acts or omissions by the director involving intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL, which relates to the declaration of dividends and purchase or redemption of shares in violation of the DGCL; and

  •
  for any transaction from which the director derived an improper personal benefit.

Item 15. Recent Sales of Unregistered Securities

        On December 20, 2004, we sold $150.0 million in aggregate principal amount of our 8.75% senior notes due 2011 in a private placement. The notes were sold to Lehman Brothers Inc. and Harris Nesbitt Corp. (now BMO Capital Markets Corp.), as initial purchasers, in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of that act. The initial purchasers resold the notes to (i) "qualified institutional buyers," as that term is defined in Rule 144A under the Securities Act and (ii) non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The notes were issued to the initial purchasers at 99.362% of par. See "Description of Indebtedness—Senior Notes." The notes were subsequently exchanged for substantially identical notes that were registered under the Securities Act pursuant to our Registration Statement on Form S-4/A filed on April 20, 2004.

        Between February 2005 and April 2006, we granted options to purchase a total of 4,253,662.5 shares of our common stock to our directors and certain members of management, in each case other than Timothy Marquez, our Chairman and CEO. See "Management—Stock Option Plans." The grant of the options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of that act. The persons to whom options were granted represented their intention to acquire the options and underlying shares of common stock for investment only and not with a view to or for sale in connection with any unregistered distribution thereof. The grant of the options were made without general solicitation or advertising. In addition, the persons to whom options were granted had access to information concerning our company, including through our public filings with the SEC, comparable to the information that would have been provided in a registration statement had the grant of the options been registered.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

        See the accompanying Exhibit Index.

  (b)
  Financial Statement Schedules

        All schedules are omitted because the required information is (i) not present, (ii) not present in amounts sufficient to require submission of the schedule or (iii) included in our financial statements.

Item 17. Undertakings

        The undersigned Registrant hereby undertakes:

          (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (c)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 15th day of November 2006.

VENOCO, INC.
By:	/s/ TIMOTHY M. MARQUEZ
	Name:	Timothy M. Marquez
	Title:	Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates set forth below.

Signature	Title	Date

/s/ TIMOTHY M. MARQUEZ Timothy M. Marquez	Chairman and Chief Executive Officer (Principal Executive Officer)	November 15, 2006
* David B. Christofferson	Chief Financial Officer (Principal Financial Officer)	November 15, 2006
* Douglas J. Griggs	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2006
* J. Timothy Brittan	Director	November 15, 2006
* J.C. McFarland	Director	November 15, 2006
* Edward O'Donnell	Director	November 15, 2006
* Eloy U. Ortega	Director	November 15, 2006
* Joel L. Reed	Director	November 15, 2006
* Glen C. Warren, Jr.	Director	November 15, 2006
*By:	/s/ TIMOTHY M. MARQUEZ Timothy M. Marquez Attorney-in-Fact

Exhibit Index

Exhibit Number	Exhibit
1.1	Form of Underwriting Agreement.**
2.1
Agreement and Plan of Merger, dated as of March 30, 2006, by and among TexCal Energy (LP) LLC, Venoco, Inc., Bicycle Acquisition Company, LLC and Member Rep LLC (incorporated by reference to Exhibit 2.1 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 5, 2006).
3.1	Restated Certificate of Incorporation of Venoco, Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on November 17, 2005).
3.2	Bylaws of Venoco, Inc. (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on November 17, 2005).
4.1	Specimen stock certificate.**
4.2
Indenture, dated as of December 20, 2004, by and among Venoco, Inc., the Guarantors party thereto and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Venoco, Inc. filed on March 31, 2005).
5.1	Legal Opinion of Davis Graham & Stubbs LLP.**
10.1
Second Amended and Restated Credit Agreement, dated as of March 30, 2006, by and among Venoco, Inc. and Bank of Montreal, as Administrative Agent and Lead Syndication Agent, Harris Nesbitt Corp., as Lead Arranger, Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as Co-Arrangers, and Credit Suisse, Cayman Islands Branch and Lehman Commercial Paper Inc., as Co-Syndication Agents and Co-Documentation Agents (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 5, 2006).
10.1.1
First Amendment to the Second Amended and Restated Credit Agreement, dated as of May 2, 2006, by and among Venoco, Inc., the Guarantors identified therein, Bank of Montreal, as Administrative Agent, Credit Suisse, Cayman Islands Branch and Lehman Commercial Paper Inc., as Co-Syndication Agents, and Fortis Capital Corp., as Documentation Agent.**
10.1.2
Second Amendment to the Second Amended and Restated Credit Agreement, dated as of October 25, 2006, by and among Venoco, Inc., the Guarantors identified therein, Bank of Montreal, as Administrative Agent, Credit Suisse, Cayman Islands Branch and Lehman Commercial Paper Inc., as Co-Syndication Agents, and Fortis Capital Corp., as Documentation Agent.**
10.2
Amended and Restated Term Loan Agreement, dated as of April 28, 2006, by and among Venoco, Inc., the Guarantors identified therein, Credit Suisse, Cayman Islands Branch, as Administrative Agent, Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as Joint Lead Arrangers, Harris Nesbitt Corp., as Co-Arranger, and Lehman Brothers Inc., as Syndication Agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on May 4, 2006).
10.3
Collateral Trust Agreement, dated as of March 30, 2006, by and between Venoco, Inc. and Credit Suisse, Cayman Islands Branch, as Administrative Agent and Collateral Trustee (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 5, 2006).

10.4
Contract of Affreightment, dated as of March 13, 1998, by and between Public Service Marine Inc. and Venoco, LLC (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 of Venoco, Inc. filed on March 31, 2005).
10.4.1
First Amendment to Contract of Affreightment, by and between Public Service Marine Inc. and Venoco, Inc. (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4/A of Venoco, Inc. filed on April 20, 2005).
10.5
Platform Agreement, dated as of March 1, 2006, by and between Venoco, Inc. and Clearwater Port, LLC (incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 5, 2006).
10.6
Purchase and Sale Agreement, dated as of December 3, 2004, by and among Venoco, Inc. and Members of Marquez Energy LLC (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 of Venoco, Inc. filed on March 31, 2005).
10.6.1
Amendment to Sales Agreement, dated March 21, 2005, by and among Venoco, Inc. and Members of Marquez Energy, LLC (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 of Venoco, Inc. filed on March 31, 2005).
10.7	Venoco, Inc. 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 of Venoco, Inc. filed on March 31, 2005).
10.7.1
Form of Non-Qualified Stock Option Agreement for Non-Employee Directors Pursuant to the 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on November 17, 2005).
10.7.2
Form of Non-Qualified Stock Option Agreement for Non-Executive Officer Employees Pursuant to the 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on November 17, 2005).
10.7.3
Form of Amendment to Nonqualified Stock Option Agreement Pursuant to the 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on June 12, 2006).
10.7.4	Form of Bonus Payment Agreement Relating to the 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Venoco, Inc. filed on June 12, 2006).
10.8	Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on May 12, 2006).
10.8.1	Form of Non-Qualified Stock Option Agreement Pursuant to the 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 the Current Report on Form 8-K of Venoco, Inc. filed on May 12, 2006).
10.9
Employment Agreement, dated as of May 4, 2005, by and between Venoco, Inc. and Timothy Marquez (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on May 16, 2005).
10.10
Employment Agreement, dated as of January 25, 2005, by and between Venoco, Inc. and William Schneider (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 of Venoco, Inc. filed on March 31, 2005).
10.11
Non-Qualified Stock Option Agreement, dated as of May 4, 2005, by and between Venoco, Inc. and William Schneider (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on May 16, 2005).

10.12
Employment Agreement, dated as of May 4, 2005, by and between Venoco, Inc. and David Christofferson (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on May 16, 2005).
10.13
Non-Qualified Stock Option Agreement, dated as of May 4, 2005, by and between Venoco, Inc. and David Christofferson (incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on May 16, 2005).
10.14
Employment Agreement, dated as of May 4, 2005, by and between Venoco, Inc. and Terry Anderson (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on May 16, 2005).
10.15
Non-Qualified Stock Option Agreement, dated as of May 4, 2005, by and between Venoco, Inc. and Terry Anderson (incorporated by reference to Exhibit 10.10 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on May 16, 2005).
10.16
Employment Agreement, dated as of August 15, 2005, by and between Venoco, Inc. and Mark DePuy (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on November 17, 2005).
10.17
Non-Qualified Stock Option Agreement, dated as of August 15, 2005, by and between Venoco, Inc. and Mark DePuy (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on November 17, 2005).
10.18	Form of Amendment to Employment Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on July 12, 2006).
10.19	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on October 31, 2005).
10.20	Registration Rights Agreement by and between Venoco, Inc. and the Marquez Trust (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on August 31, 2006).
10.21
Consulting Agreement, dated as of January 23, 2006, by and between Venoco, Inc. and Edward O'Donnell (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on January 23, 2006).
10.22
Indemnity and Guaranty Agreement, dated as of March 22, 2006, by the Marquez Trust in favor of Venoco, Inc. (incorporated by reference to Exhibit 10.29 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 5, 2006).
10.23
Assignment and Subordination of Master Lease and Consent of Master Tenant, dated as of December 9, 2004, by and among 6267 Carpinteria Avenue, LLC, Venoco, Inc. and German American Capital Corporation (incorporated by reference to Exhibit 10.30 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 5, 2006).
10.24.1
Ground Lease, dated as of August 29, 2006, by and between Venoco, Inc. and Carpinteria Bluffs, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Venoco, Inc. filed on August 31, 2006).
10.24.2
Development Agreement, dated as of August 29, 2006, by and between Venoco, Inc. and Carpinteria Bluffs, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Venoco, Inc. filed on August 31, 2006).
10.24.3
Dividend Distribution Agreement, dated as of August 29, 2006, by and among Venoco, Inc., the Marquez Trust and Carpinteria Bluffs, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Venoco, Inc. filed on August 31, 2006).

10.25
Option Agreement, dated as of November 1, 2006, by and between TexCal Energy South Texas, L.P. and Denbury Onshore, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on November 9, 2006).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 5, 2006).
23.1	Consent of Deloitte & Touche LLP.**
23.2	Consent of Netherland, Sewell & Associates, Inc.**
23.3	Consent of Ryder Scott Company, L.P.**
23.4	Consent of DeGolyer & MacNaughton.**
23.5	Consent of BDO Seidman, LLP.
23.6	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).
24.1	Power of Attorney.**

**
Previously filed.

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PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
Exhibit Index